SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                        Bio-Reference Laboratories, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                        BIO-REFERENCE LABORATORIES, INC.
                            481 EDWARD H. ROSS DRIVE
                         ELMWOOD PARK, NEW JERSEY 07407
                                  201-791-2600

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 15, 2004

                                 ---------------

     The annual meeting of the stockholders of Bio-Reference Laboratories, Inc. (the "Company") will be held at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001, on Thursday, July 15, 2004 at 9:00 A.M. local time, for the purpose of considering and acting on the following matters:

     1. Election of two directors to the Company's Board of Directors, each to serve for a term of three years and until his successor is duly elected and qualified (Proposal One).

     2. Such other business as may properly be brought before the meeting or any adjournment thereof.

     Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on Friday, June 4, 2004 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting or any adjournment thereof.

     Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.

                                         By Order of the Board of Directors


                                                   Marc D. Grodman
                                                      PRESIDENT


Dated: June 4, 2004




      PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

                        BIO-REFERENCE LABORATORIES, INC.
                            481 EDWARD H. ROSS DRIVE
                         ELMWOOD PARK, NEW JERSEY 07407
                                  201-791-2600

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 15, 2004

                                 ---------------


     This Proxy Statement of Bio-Reference Laboratories, Inc., a New Jersey corporation (the "Company") is first being mailed to Stockholders on or about June 9, 2004 in connection with the solicitation of proxies by the Company's Board of Directors to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, July 15, 2004 at 9:00 A.M. (local time) at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001. Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders, a form of Proxy for the meeting and a copy of the Company's 2003 Annual Report containing financial statements and related data.

     All proxies which are properly filled in, signed and returned to the Company prior to or at the Meeting will be voted in accordance with the instructions thereon. A proxy may be revoked by any stockholder giving the same prior to the exercise thereof by (a) written notice addressed to the Company's Chief Information Officer and delivered to the Company's principal offices prior to the commencement of the Meeting, (b) providing a signed proxy bearing a later date, or (c) appearing in person and voting at the Meeting. The Company intends to vote executed but unmarked proxies in favor of Proposal One. The Board has fixed the close of business on Friday, June 4, 2004 as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof.

     The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefore) to solicit proxies personally, and by telephone. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $10,000.

     At the record date, the Company had 12,028,023 shares of its Common Stock, $.01 par value (the "Common Stock") and 604,078 shares of its Series A Senior Preferred Stock ("Series A Preferred Stock") outstanding, the holders of which are each entitled to one vote per share. The presence in person or by proxy of at least a majority of the outstanding Common Stock and Series A Preferred Stock voting together as one class is necessary to constitute a quorum at the meeting. Broker nonvotes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the broker or nominee does not have discretionary authority) will be counted for purposes of determining a quorum for the transaction of business at the Annual Meeting but will not be considered as votes for purposes of determining the outcome of a vote. Election of directors (Proposal One) requires the affirmative vote of a majority of the votes cast on the Proposal by the holders of Common Stock and Series A Preferred Stock voting together as one class, present in person or by proxy at the meeting.

     The following table sets forth information as of June 4, 2004 with respect to the ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of Common Stock outstanding on said date owned by such holder and all shares of Common Stock issuable to such holder in the event of exercise or conversion of outstanding options, warrants and convertible securities including Series A Preferred Stock owned by such holder at said date which are exercisable or convertible within 60 days of such date.

NAME AND ADDRESS OF
BENEFICIAL OWNER
-------------------                               SHARES OF
DIRECTORS AND                                   COMMON STOCK          PERCENTAGE
EXECUTIVE OFFICERS*                        BENEFICIALLY OWNED (1)      OWNERSHIP
-------------------                        ----------------------     ----------

   Marc D. Grodman(2) ...................        1,672,846                 13%
   Howard Dubinett(3) ...................          481,001                  4%
   Sam Singer(4) ........................          331,667                  3%
   Harry Elias ..........................            -0-                    --
   Gary Lederman(5) .....................           37,200                  --
   John Roglieri(6) .....................           52,000                  --
   Executive Officers ...................        2,574,714                 20%
   and Directors as a group
   (six persons)(2)(3)(4)(5)(6)

OTHER GREATER THAN 5%
BENEFICIAL OWNER
------------------

   Morton L. Topfer(7) ..................          691,353                  6%
   c/o Castletop Investments
   5000 Plaza on the Lake, Suite 210
   Austin, TX 78746

----------------

* The address of all of the Company's directors and executive officers is c/o the Company, 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407.

(1) Except as otherwise noted, each holder named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

(2) Includes 895,101 shares owned directly, 549,678 shares issuable upon conversion of Series A Preferred Stock and 4,000 shares issuable upon exercise of options. Also includes 121,667 shares owned directly and 54,400 shares issuable upon conversion of Series A Preferred Stock owned by Dr. Grodman's wife, Pam Grodman, and 48,000 shares owned by their minor children. Dr. Grodman disclaims beneficial ownership of these 224,067 shares.

(3) Includes 463,667 shares owned directly, and 17,334 shares issuable upon exercise of options. In lieu of an outright sale, on March 30, 2004, Mr. Dubinett entered into a pre-paid variable forward sales contract ("Forward Contract") with Bear Stearns Bank plc ("Bear Stearns"). Pursuant to the Forward Contract, Mr. Dubinett pledged 100,000 of his shares of Common Stock to secure his obligation to deliver a maximum 100,000 shares of Common Stock to Bear Stearns on March 30, 2006 (the "Settlement Date"). Mr. Dubinett received a prepayment from Bear Stearns for his pledge of the 100,000 shares. On the Settlement Date, Mr. Dubinett will be obligated to deliver a variable number of shares to Bear Stearns based on the price of the Common Stock on the Settlement Date, up to a maximum 100,000 shares. Until the Settlement Date, Mr. Dubinett is deemed the beneficial owner of the pledged shares.

(4) Includes 321,667 shares owned directly, 4,000 shares issuable upon exercise of options and 6,000 shares owned by children who share Mr.
      Singer's household. Mr. Singer disclaims beneficial ownership of these 6,000 shares.

(5) Includes 25,200 shares owned directly and 12,000 shares issuable upon exercise of options.

(6) Includes 40,000 shares owned directly and 12,000 shares issuable upon exercise of options.

(7) These 691,353 shares are owned individually by Mr. Topfer or by Castletop Capital Management, LP of which he is the Managing Director.

     The Company's executive officers and directors and members of their immediate families owning and having the right to vote an aggregate 2,525,380 shares (20%) of the Company's outstanding Common Stock and Series A Preferred Stock on a combined basis have stated their intention to vote their shares FOR the nominees for election as directors (Proposal One).

                        ACTION TO BE TAKEN AT THE MEETING

                              ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     The number of directors on the Company's Board of Directors is currently fixed at six. The Company's Certificate of Incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board is comprised of two Class I directors (Dr. Grodman and Mr. Dubinett), two Class II directors (Mr. Singer and Mr. Elias) and two Class III directors (Mr. Lederman and Dr. Roglieri), whose terms expire upon the election and qualification of their successors at successive Annual Meetings to be held in 2004, 2005 and 2006 respectively. At each Annual Meeting of Stockholders, two directors comprising one class are elected for a full term of three years.

     Dr. Grodman and Mr. Dubinett (current Class I directors) are being proposed for re-election at this Annual Meeting of Stockholders, each to serve for a three-year term and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of Dr. Grodman and Mr. Dubinett who are the nominees of the Board of Directors for election, and authority to vote for their election as Class I directors shall be deemed granted unless specifically withheld. Management has no reason to believe that either or both of such nominees for the office of director will not be available for election as a director. However, should either or both of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person or persons as the Board of Directors may recommend. The Company does not have a Nominating Committee. During the twelve month period ended October 31, 2003, the Company's Board of Directors held a total of four meetings. Each member of the Board of Directors during fiscal 2003 attended at least 75% of the meetings held by the Board of Directors and of the meetings held by Committees of the Board of Directors on which such person served.

     The following table sets forth certain information with respect to each of the directors and executive officers of the Company.

            NAME                             AGE              POSITION
            ----                             ---              --------

Marc D. Grodman, M.D. .................      53               Chairman of the Board, President, Chief
                                                                 Executive Officer and Director
Howard Dubinett .......................      53               Executive Vice President, Chief Operating Officer
                                                                 and Director
Sam Singer ............................      60               Vice President, Chief Financial Officer, Chief
                                                                 Accounting Officer and Director
Harry Elias (a)(c) ....................      74               Director
Gary Lederman, Esq. (b)(c) ............      70               Director
John Roglieri, M.D. (a)(d) ............      64               Director

----------------

(a)   Member of the Audit Committee
(b)   Chairman of the Audit Committee
(c)   Member of the Compensation Committee
(d)   Chairman of the Compensation Committee

     The Audit Committee is comprised of three non-employee members of the Board of Directors, Gary Lederman (Chairman), John Roglieri and Harry Elias. The Board of Directors deems each such individual as "independent" as defined by the rules of the National Association of Securities Dealers. The Audit Committee met four times during fiscal year 2003. The Audit Committee confers with the Company's auditors and reviews, evaluates and advises the Board of Directors concerning the adequacy of the Company's accounting systems, its financial reporting practices, the maintenance of its books and records and its internal controls. In addition, the Audit Committee reviews the scope of the audit of the Company's financial statements and the results thereof. See the Audit Committee Report herein. The Board of Directors has determined that Gary Lederman is qualified to serve as the Company's "audit committee financial expert" as defined in Item 401 (h) of Regulation S-K promulgated by the SEC.

     The Compensation Committee is comprised of three non-employee members of the Board of Directors, John Roglieri (Chairman), Harry Elias and Gary Lederman. The Compensation Committee met once during fiscal year 2003. The Compensation Committee reviews salaries, cash bonuses and compensation plans for the Company's executive officers and eligible employees and makes recommendations concerning same to the Board of Directors.

     The Company does not have an Executive Committee. Officers are elected by and hold office at the discretion of the Board of Directors.

     The Board of Directors has not established a standing nominating committee because of the relatively small size of the Company. The Board of Directors considers recommendations for director nominees from directors and members of management. The Board of Directors is willing to consider stockholder recommendations for director nominees which are forwarded and received in accordance with applicable rules. The Board of Directors evaluates a prospective nominee on the basis of his or her qualifications.

CODE OF ETHICS

     The Company has adopted a Code of Ethics that applies to its executive officers and to key financial and accounting personnel. The Company will, upon a stockholder's written request to Investor Relations, clo the Company, furnish a paper copy of the Code of Ethics.

     The following is a brief account of the business experience of each director including each nominee for director of the Company.

     Marc D. Grodman, M.D. founded the Company in December 1981 and has been its Chairman of the Board, President, Chief Executive Officer and a Director since its formation. Dr. Grodman is an Assistant Professor of Clinical Medicine at Columbia University's College of Physicians and Surgeons and Assistant Attending Physician at Presbyterian Hospital, New York City. From 1980 to 1983, Dr. Grodman attended the Kennedy School of Government at Harvard University and was a Primary Care Clinical Fellow at Massachusetts General Hospital. From 1982 to 1984, he was a medical consultant to the Metal Trades Department of the AFL-CIO. Dr. Grodman received a B.A. degree from the University of Pennsylvania in 1973 and an M.D. degree from Columbia University College of Physicians and Surgeons in 1977. Except for his part time duties as Assistant Professor of Clinical Medicine and Assistant Attending Physician at Columbia University and Presbyterian Hospital and his rendering of medical services on a part time basis to the Uniformed Firefighters Association of New York City, Dr. Grodman devotes all of his working time to the business of the Company.

     Howard Dubinett has been the Executive Vice-President and Chief Operating Officer of the Company since its formation in 1981. He became a Director of the Company in April 1986. Mr. Dubinett attended Rutgers University. Mr. Dubinett devotes all of his working time to the business of the Company.

     Sam Singer has been the Company's Vice President and Chief Financial Officer since October 1987 and a Director since November 1989. He is responsible for all of the Company's financial activities. Mr. Singer was the Controller for Sycomm Systems Corporation, a data processing and management consulting company, from 1981 to 1987, prior to joining the Company. He received a B.A. degree from Strayer University and an M.B.A. from Rutgers University. Mr. Singer devotes all of his working time to the business of the Company.

     Harry Elias became a Director of the Company in March 2004. Mr. Elias commenced his employment in sales and marketing with JVC Company of America ("JVC") in 1967, subsequently being appointed as JVC's Senior Vice President of Sales and Marketing in 1983 and as Executive Vice President of Sales and Marketing in 1990. In 1995, Mr. Elias was named as JVC's Chief Operating Officer, a position he occupied until April 2003 when he resigned his positions upon his appointment as JVC's "Honorable Chairman." JVC, a distributor of audio and video products headquartered in Wayne, New Jersey is the wholly owned United States subsidiary of Victor Company of Japan, a manufacturer of audio and video products headquartered in Japan.

     Gary Lederman, Esq. became a Director of the Company in May 1997. He received his B.A. degree from Brooklyn College in 1954 and his J.D. degree from NYU Law School in 1957. He was manager of Locals 370, 491 and 662 of the U.F.C.W. International Union from 1961 to 1985. He is retired from the unions and has been a lecturer at Queensboro Community College in the field of insurance. He currently serves on an institutional review board for RTL, a pharmaceutical drug testing laboratory.

     John Roglieri, M.D. became a Director of the Company in September 1995. He is an Assistant Professor of Clinical Medicine at Columbia University's College of Physicians and Surgeons and an Assistant Attending Physician at Presbyterian Hospital, New York City. Dr. Roglieri received a B.S. degree in Chemical Engineering and a B.A. degree in Applied Sciences from Lehigh University in 1960, an M.D. degree from Harvard Medical School in 1966, and a Master's degree from Columbia University School of Business in 1978. From 1969 until 1971, he was a Senior Assistant Surgeon in the U.S. Public Health Service in Washington. From 1971 until 1973 he was a Clinical and Research Fellow at Massachusetts General Hospital. From 1973 until 1975, he was Director of the Robert Wood
Johnson Clinical Scholars program at Columbia University. In 1975 he was appointed Vice-President, Ambulatory Services at Presbyterian Hospital, a position which he held until 1980. Since 1980, he has maintained a private practice of internal medicine at Columbia-Presbyterian Medical Center. From 1988 until 1992, he was also Director of the Employee Health Service at Presbyterian Hospital. From 1992 through 1999, Dr. Roglieri was the Corporate Medical
Director of NYLCare, a managed care subsidiary of New York Life. Dr. Roglieri was chief medical officer of Physician WebLink, a national physician practice management company, from 1999 to 2000. Since 2001, he has been Medical Director for New York Life Insurance Company in Manhattan. He is a member of advisory boards to several pharmaceutical companies, a member of the Editorial Advisory Board of the journals Managed Care and Seminars in Medical Practice, and is a subject of biographical record in Who's Who in America.

     There are no family relationships between or among any directors or executive officers of Bio-Reference Laboratories. The Company's Certificate of Incorporation provides for a staggered Board of Directors pursuant to which the Board is divided into three classes of directors and the members of only one class or one-third of the Board are elected each year to serve a three-year term.

COMPLIANCE WITH SECTION 16 (A) OF THE EXCHANGE ACT

     Based solely on a review of Forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, or representations that no Forms 5 were required, the Company believes that with respect to fiscal 2003, its officers, directors and beneficial owners of more than 10% of its equity securities timely complied with all applicable Section 16(a) filing requirements.

                  INFORMATION REGARDING EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid or accrued by the Company during the year ended October 31, 2003 to its Chief Executive Officer and its other executive officers who were serving as executive officers of the Company on October 31, 2003. All of the Company's group life, health, hospitalization or medical reimbursement plans, if any, do not discriminate in scope, terms or operation in favor of the executive officers or directors of the Company and are generally available to all salaried employees.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                         ANNUAL COMPENSATION                       COMPENSATION
                                   ------------------------------   --------------------------------------------
                                                         OTHER
                          YEAR                           ANNUAL     RESTRICTED                       ALL OTHER
NAME AND                  ENDED                          COMPEN-       STOCK     OPTIONS    LTIP      COMPEN-
PRINCIPAL POSITION     OCTOBER 31,  SALARY      BONUS    SATION       AWARDS     (SARS)    PAYOUTS   SATION (A)
---------------------- ----------- --------   --------- ----------  ----------  --------   ------- -------------
Marc D. Grodman M.D.      2003     $499,750     $-0-     $154,750      $-0-         -0-      $-0-      $-0-
President and Chief       2002     $470,000     $-0-     $125,000      $-0-       4,000      $-0-      $-0-
Executive Officer         2001     $415,921     $-0-     $125,000      $-0-         -0-      $-0-      $-0-

Howard Dubinett           2003     $240,000     $-0-     $ 21,800      $-0-         -0-      $-0-      $-0-
Executive Vice            2002     $191,700     $-0-     $ 60,000      $-0-       4,000      $-0-      $-0-
President and Chief       2001     $182,004     $-0-     $ 60,000      $-0-         -0-      $-0-      $-0-
Operating Officer

Sam Singer
Vice President and        2003     $240,000     $-0-     $  9,600      $-0-         -0-      $-0-      $-0-
Chief Financial and       2002     $180,300     $-0-     $ 60,000      $-0-       4,000      $-0-      $-0-
Accounting Officer        2001     $171,004     $-0-     $ 60,000      $-0-         -0-      $-0-      $-0-

----------------

(a) See "Split Dollar Insurance" herein concerning the Company's payment of life insurance premiums pursuant to "split dollar" life insurance programs for its three executive officers and the suspension of premium payments in fiscal 2003.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     Dr. Grodman serves as President and Chief Executive Officer pursuant to a seven-year employment agreement which expires on October 31, 2004. Dr. Grodman's initial minimum annual compensation under the agreement ($395,000) has been subject to increases based on increases in the Consumer Price Index as well as to increases (including bonuses) at the discretion of the Compensation Committee. The agreement provides (i) typical health insurance coverage and $4,000,000 face amount of "split dollar" life insurance insuring Dr. Grodman's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan) (ii) the leasing of an automobile for his use; (iii) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (iv) disability benefits; (v) certain termination benefits; and (vi) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Dr. Grodman's average annual compensation during the preceding five years. See "Split Dollar Insurance" herein as to the suspension of premium payments with respect to Dr. Grodman's "split dollar" life insurance in fiscal 2003.

     Mr. Dubinett serves as Executive Vice President and Chief Operating Officer pursuant to a five-year employment agreement which was extended in fiscal 2002 for two additional years beyond its October 31, 2002 termination date. Mr. Dubinett's minimum annual compensation under the extended agreement is equal to his annual compensation in fiscal 2002 and is subject to increases based on increases in the Consumer Price Index as well as to increases (including bonuses) at the discretion of the Compensation Committee. The agreement provides
(i) typical health insurance coverage and $1,100,000 face amount of "split dollar" life insurance insuring Mr. Dubinett's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan); (ii) the leasing of an automobile for his use; (iii) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (iv) disability benefits; (v) certain termination benefits; and (vi) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Mr. Dubinett's average annual compensation during the preceding five years. The Company has the option to extend the extension period of the employment agreement on the same terms and conditions through October 31, 2007. See "Split Dollar Insurance" herein as to the suspension of premium payments with respect to Mr. Dubinett's "split dollar" life insurance in fiscal 2003.

     Mr. Singer serves as Vice President and Chief Financial Officer pursuant to a five-year employment agreement which was extended in fiscal 2002 for two additional years beyond its October 31, 2002 termination date. Mr. Singer's minimum annual compensation under the extended agreement is equal to his annual compensation in fiscal 2002 and is subject to increases based on increases in the Consumer Price Index as well as to increases (including bonuses) at the discretion of the Compensation Committee. The agreement provides (i) typical health insurance coverage and $800,000 face amount of "split dollar" life insurance insuring Mr. Singer's life and payable to his estate (excluding benefits required to be paid to the Company pursuant to the split dollar plan);
(ii) the leasing of an automobile for his use; (iii) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company's employees; (iv) disability benefits; (v) certain termination benefits; and (vi) in the event of termination due to a change in control of the Company, a severance payment equal to 2.99 times Mr. Singer's average annual compensation during the preceding five years. The Company has the option to extend the extension period of the employment agreement on the same terms and conditions through October 31, 2007. See "Split Dollar Insurance" as to the suspension of premium payments with respect to Mr. Singer's "split dollar" life insurance in fiscal 2003.

SPLIT DOLLAR INSURANCE

     The Company established "split dollar" insurance programs for each of its three Named Executive Officers and paid the policy premiums. Pursuant to the programs, if the executive died while employed by the Company, the Company would be reimbursed for the premiums and the death benefit less such reimbursement would be paid to the executive's estate. If the executive left the Company's employ, he would be required to pay the aggregate premiums the Company paid on the policy back to the Company but would be entitled to ownership of the policy. The premiums paid on these policies aggregated $931,638 at October 31, 2001 and $1,138,207 at October 31, 2002. As of October 31, 2002, the cash surrender value of the policies was less than the aggregate premiums paid. As a result of the uncertainty caused by passage of the Sarbanes-Oxley Act of 2002 (signed into law on July 30, 2002) the Company suspended payment of the premiums on these policies in fiscal 2003. Premiums were paid in fiscal 2003 by reducing the policy cash values.

EMPLOYEE STOCK OPTION PLANS
THE 1989 PLAN

     In July 1989, the Board of Directors adopted the 1989 Employees Stock Option Plan (the "1989 Plan") which was approved by shareholders in November 1989. The 1989 Plan provided for the grant of options to purchase up to 666,667 shares of Common Stock. Under the terms of the 1989 Plan, options granted thereunder could be designated as options which qualify for incentive stock option treatment ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not so qualify ("NQOs").

     Under the 1989 Plan, the exercise price of an option designated as an ISO could not be less than the fair market value of the Common Stock on the date the option was granted. However, in the event an option designated as an ISO was granted to a 10% shareholder (as defined in the 1989 Plan) such exercise price was required to be at least 110% of such fair market value. Exercise prices of NQOs options could be less than such fair market value. The aggregate fair market value of shares subject to options granted to a participant which are designated as ISOs which first become exercisable in any calendar year could not exceed $100,000. All options under the 1989 Plan were required to be granted before the Plan's July 1999 Termination Date so that no further options can be granted under the 1989 Plan.

     At October 31, 2002, there were outstanding ISOs issued under the 1989 Plan held by six employees and exercisable to purchase an aggregate 274,335 shares at an exercise price of $.71875 per share. During fiscal 2003, one employee exercised his ISOs and purchased 5,000 shares and 11,667 shares were canceled due to termination of employment. As a result, at October 31, 2003, there were outstanding ISOs issued under the 1989 Plan exercisable to purchase 257,668 shares at an exercise price of $.71875 per share.

THE 2000 PLAN

     On August 25, 2000, the Board of Directors adopted the 2000 Employee Incentive Stock Option Plan (the "2000 Plan") reserving an aggregate 800,000 shares of Bio-Reference Common Stock for issuance upon exercise of ISOs which may be granted under the 2000 Plan. Stockholders ratified the adoption of the 2000 Plan at the December 14, 2000 Annual Meeting of Stockholders. At October 31, 2002, there were outstanding ISOs under the 2000 Plan held by 22 employees exercisable to purchase an aggregate 496,000 shares of Bio-Reference Common Stock at exercise prices ranging from $1.125 to $7.97 per share. During fiscal 2003, additional ISOs under the 2000 Plan were granted to a total of 79 employees exercisable to purchase an aggregate 281,000 shares of Bio-Reference Common Stock at exercise prices ranging from $4.21 to $11.67 per share. During fiscal 2003, ISOs issued under the 2000 Plan exercisable to purchase an aggregate 57,000 shares were cancelled due to termination of employment. In addition, one employee exercised his ISOs issued under the 2000 Plan and purchased 15,000 shares. As a result, at October 31, 2003, there were outstanding ISOs issued under the 2000 Plan exercisable to purchase an aggregate 705,000 shares at prices ranging from $1.688 to $11.67 per share.

     The 2000 Plan authorizes the grant of options which qualify for ISO treatment under Section 422 of the Code to purchase up to a maximum aggregate 800,000 shares of the Company's Common Stock. Options may only be granted under the 2000 Plan to employees of the Company and its subsidiaries (including officers and directors who are also employees).

     The 2000 Plan will be administered by the Board of Directors or by a Stock Option Committee designated by the Board of Directors. The Board or the Stock Option Committee, as the case may be, has the discretion to determine the eligible employees to whom, and the price (not less than the fair market value on the date of grant) at which options will be granted; the periods during which each option is exercisable; and the number of shares subject to each option. The Board or the Stock Option Committee has the authority to interpret the 2000 Plan and to establish and amend rules and regulations relating thereto.

     The 2000 Plan provides that the exercise price of an option granted thereunder shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option is granted under the 2000 Plan to a holder of 10% or more of the Company's outstanding Common Stock, the exercise price must be at least 110% of such fair market value. Under the 2000 Plan, options must be granted before the August 24, 2010 Termination Date. No option may have a term longer than ten years (limited to five years in the case of an option granted to a 10% or greater stockholder of the Company). The aggregate fair market value of the Company's Common Stock with respect to which options are exercisable for the first time by a grantee under the 2000 Plan during any calendar year cannot exceed $100,000. Options granted under the 2000 Plan are non-transferable and must be exercised by an optionee, if at all, while employed by the Company or a subsidiary or within three months after termination of such optionee's employment due to retirement, or within one year of such termination if due to disability or death. The Board or the Stock Option Committee, as the case may be, may, in its sole discretion, cause the Company to lend money to or guaranty any obligation of an employee (but not a director or executive officer) for the purpose of enabling such employee to exercise an option granted under the 2000 Plan provided that such loan or obligation cannot exceed fifty percent (50%) of the exercise price of such option.

THE 2003 PLAN

     On June 3, 2003, the Board of Directors adopted the 2003 Employee Incentive Stock Option Plan (the "2003 Plan") reserving an aggregate 800,000 shares of Bio-Reference Common Stock for issuance upon exercise of ISOs which may be granted under the 2003 Plan. Stockholders ratified the adoption of the 2003 Plan at the July 31, 2003 Annual Meeting of Stockholders. No ISOs had been granted at October 31, 2003 pursuant to the 2003 Plan.

     The 2003 Plan authorizes the grant of options which qualify for ISO treatment under Section 422 of the Code to purchase up to a minimum aggregate 800,000 shares of the Company's Common Stock. Options may only be granted under the 2003 Plan to employees of the Company and its subsidiaries (including those officers and directors who are also employees).

     The 2003 Plan will be administered by the Board of Directors or by a Stock Option Committee designated by the Board of Directors. The Board or the Stock Option Committee, as the case may be, has the discretion to determine the eligible employees to whom, and the prices (not less than the fair market value on the date of grant) at which options will be granted; the periods during which each option is exercisable; and the number of shares subject to each option. The Board or the Stock Option Committee has the authority to interpret the 2003 Plan and to establish and amend rules and regulations relating thereto.

     The 2003 Plan provides that the exercise price of an option granted thereunder shall not be less than the fair market value of the Common Stock on the date the option is granted. However, in the event an option is granted under the 2003 Plan to a holder of 10% or more of the Company's outstanding Common Stock, the exercise price must be at least 110% of such fair market value.

     Under the 2003 Plan, options must be granted before the June 2, 2013 Termination Date. No option may have a term longer than ten years (limited to five years in the case of an option granted to a 10% or greater stockholder of the Company). The aggregate fair market value of the Company's Common Stock with respect to which options are exercisable for the first time by a grantee under all of the Company's Stock Option Plans during any calendar year cannot exceed $100,000. Options granted under the 2003 Plan are non-transferable and must be exercised by an optionee, if at all, while employed by the Company or a subsidiary or within three months after termination of such optionee's employment due to retirement, or within one year of such termination if due to disability or death. The Board or the Stock Option Committee, as the case may be, may, in its sole discretion, cause the Company to lend money to or guaranty any obligation of an employee (but not a director or executive officer) for the purpose of enabling such employee to exercise an option granted under the 2003 Plan provided that such loan or obligation cannot exceed fifty percent (50%) of the exercise price of such option.

NON-QUALIFIED OPTIONS (NQOS) AND WARRANTS

     At October 31, 2002, there were outstanding NQOs and Warrants owned by employees, directors, various consultants and a software provider exercisable to purchase an aggregate 557,750 shares of Bio-Reference Common Stock at exercise prices ranging from $.71875 to $6.80 per share. During fiscal 2003, NQOs were granted to four members of the newly formed Scientific Advisory Board exercisable to purchase an aggregate 70,000 shares of Bio-Reference Common Stock at exercise prices ranging from $6.98 to $7.94 per share. During fiscal 2003, two employees exercised NQOs and purchased an aggregate 62,140 shares of Bio-Reference Common Stock. Also during fiscal 2003, NQOs exercisable to purchase an aggregate 31,860 shares were cancelled due to terminations of employment. As a result, at October 31, 2003, there were outstanding NQOs and Warrants owned by employees, directors, consultants including members of the Scientific Advisory Board and a software provider exercisable to purchase an aggregate 533,750 shares of Bio-Reference Common Stock at exercise prices ranging from $1.00 to $7.94 per share.

     See Note 11 of Notes to the Consolidated Financial Statements contained in the 2003 Annual Report accompanying this Proxy Statement.

                        OPTION GRANTS IN LAST FISCAL YEAR

     No options to purchase Bio-Reference Common Stock were granted to any of the three Named Executive Officers in fiscal 2003.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     No options were exercised by any of the three Named Executive Officers in fiscal 2003. The following table provides information regarding the value of each such officer's unexercised options at October 31, 2003.

                                                            VALUE OF UNEXERCISED
                                           NUMBER OF            IN-THE-MONEY
                                          UNEXERCISED              OPTIONS
                                       OPTIONS AT FISCAL          AT FISCAL
                                           YEAR-END             YEAR-END (1)
                                      ------------------    --------------------
                                       EXERCISABLE (E)         EXERCISABLE (E)
NAME                                   UNEXERCISABLE (U)      UNEXERCISABLE (U)
---------------------------------     ------------------    --------------------

Marc D. Grodman .................          4,000 (E)           $   39,160 (E)
Howard Dubinett .................        213,334 (E)(2)         3,385,877 (E)
                                           4,000 (E)               39,160 (E)
Sam Singer ......................          4,000 (E)               39,160 (E)

----------------

(1) Represents the difference between the exercise price of the options and $16.59, the closing sale price for Bio-Reference Common Stock on October 31, 2003.

(2) Mr. Dubinett exercised 200,000 of these options on March 22, 2004 at an exercise price of $.71875 per share.


DIRECTORS' COMPENSATION

     Directors who are not Company employees were paid a $1,000 per quarter director's fee during fiscal year 2003. Non-employee directors are each currently being paid a quarterly director's fee of $10,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 20, 1993, in order to facilitate the Company's 1993 proposed public offering, Dr. Grodman canceled his pro rata option contained in his employment agreement and all other outstanding options and warrants to purchase shares of common stock held by Dr. Grodman, his wife and an affiliated entity (the "Grodman Group") exercisable to purchase an aggregate 604,078 shares of Common Stock at prices ranging from $1.4438 to $1.50 or an average price of $1.47 per share, in consideration for the issuance to the Grodman Group of 604,078 shares of a new class of senior preferred stock, $.10 par value per share ("Senior Preferred Stock"). Each share of Senior Preferred Stock had the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock and for a period of ten years after issuance, was convertible into one share of Common Stock upon payment of a conversion price of $1.50 per share. The 604,078 shares of Senior Preferred Stock were issued to the Grodman Group on August 23, 1993.

     On May 13, 1997 pursuant to a recapitalization, the Senior Preferred Stock was retired in exchange for a new class of Series A Senior Preferred Stock issued to the Grodman Group. The new Series A Preferred Stock is convertible into an aggregate 604,078 shares of Common Stock on or before May 1, 2007 at a conversion price of $.75 per share and has the same voting rights (one vote per share), dividend rights and liquidation rights as each share of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are John Roglieri (Chairman), Harry Elias and Gary Lederman. Mr. Elias was elected to serve on the Compensation Committee on March 1, 2004. None of such individuals has ever been an officer or employee of the Company.

                  COMPENSATION COMMITTEE REPORT ON COMPENSATION

     Through fiscal 2001, the Board of Directors, including the Company's three executive officers, were responsible for reviewing the compensation paid to the Company's executive officers, provided that none of the Company's executive officers could vote with respect to his own compensation package. In fiscal 2002, the Company established a Compensation Committee consisting of three non-employee directors, Morton L. Topfer (Chairman), Gary Lederman and John Roglieri.

     In May 1997 the Company executed employment contracts with Dr. Grodman (expiring on October 31, 2004) and with Messrs. Dubinett and Singer (each expiring on October 31, 2002). During fiscal 2002, the Compensation Committee authorized extensions of both Messrs. Dubinett and Singer's contracts for two additional years, with the Company having the option to extend each agreement for two consecutive one-year periods in addition. In consideration for Messrs. Dubinett and Singer executing the extension agreements, the Company agreed that the base compensation during each extension year would not be less than the total cash compensation paid to such individual in fiscal 2002. The Company's option to extend Mr. Dubinett and Mr. Singer's employment agreements has been increased for a third one-year period through fiscal 2007.

REPORT

     In determining the bonuses to be awarded to the Company's three executive officers with respect to fiscal 2003, the Compensation Committee took into account the backgrounds, employment histories, achievements and prior compensation of Dr. Grodman, Mr. Dubinett and Mr. Singer, the benefits to be obtained by the Company from their employment in light of the current state of the medical testing laboratory industry, the Company's current status and its anticipated future development. The Compensation Committee determined that the base salaries and bonuses paid with respect to fiscal 2003, and the terms of the extension agreements with Messrs. Dubinett and Singer, were reasonable in relationship to the services performed, the responsibilities assumed and the results obtained, and were in the best interests of the Company. In connection with Dr. Grodman's compensation, the Compensation Committee considered the Company's substantial increase in net revenues and operating income in the first three quarters of fiscal 2003 compared with the corresponding periods in fiscal 2002. Furthermore, the compensation paid to Messrs. Grodman, Dubinett and Singer for fiscal 2003 comports with the Compensation Committee's perception of base compensation levels of principal executives employed by other companies, both public and private.

                                               COMPENSATION COMMITTEE

                                               John Roglieri, Chairman
                                               Gary Lederman, Member

                             AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. It is the responsibility of the Company's independent auditors to perform an independent audit of and express an opinion on the Company's financial statements. The Audit Committee's responsibility is one of review and oversight. In fulfilling its oversight responsibilities:

     (1)  The  Audit  Committee  of the  Board of  Directors  has  reviewed  and
          discussed  with  the  Company's   management  the  audited   financial
          statements.

     (2) The Audit Committee has discussed with Moore Stephens, P.C., the Company's independent auditors, the matters required to be discussed pursuant to the Codification of Statements on Auditing Standards, AU ss. 380, as modified or supplemented.

     (3) The Audit Committee has also received the written disclosures and the letter from Moore Stephens, P.C. required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with Moore Stephens, P.C. the independence of that firm as the Company's auditors.

     (4) Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended October 31, 2003, for filing with the Securities and Exchange Commission.

     On June 9, 2000, the Board of Directors formally adopted a written charter for the Audit Committee. Each of the Audit Committee members is independent, as defined in the Rules of the National Association of Securities Dealers.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting, auditing or auditor independence. However, the Board of Directors has determined that Gary Lederman is qualified to serve as the Company's "audit committee financial expert" as defined in Item 401(h) of Regulation S-K promulgated by the SEC. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

                                               AUDIT COMMITTEE

                                               Gary Lederman, Chairman
                                               Harry Elias, Member
                                               John Roglieri, Member

                             STOCK PRICE PERFORMANCE

     Set forth below is a line graph comparing the yearly cumulative total return on the Company's Common Stock for the five fiscal years ended October 31, 2003 based on the market price of the Common Stock, with the cumulative total return of companies in the S&P 500 Composite and with a peer group of nine publicly owned medical laboratories.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
                      FOR BIO-REFERENCE LABORATORIES, INC.,
                              S&P 500 COMPOSITE AND
                          MEDICAL LABORATORY PEER GROUP


            (THE DATA BELOW REPRESENTS A GRAPH IN THE PRINTED PIECE)

                  BIO REFERENCE LABS      S&P 500 INDEX        PEER GROUP
                  ------------------      -------------        ----------
Oct. 98           100                     100                  100
Oct. 99           86.11                   125.67               137.12
Oct. 00           177.78                  133.32               449.58
Oct. 01           444.44                  100.12               487.07
Oct. 02           641.87                  85                   374.25
Oct. 03           1474.67                 102.68               441.56


     The Medical  Laboratory  peer group  consists of the  following  companies:
Ameripath, Inc., Enzo Biochem Inc, Impath Inc, LabOne, Inc, Laboratory CP of Amer Holdgs, MDS Inc., Pharmchem, Inc., Quest Diagnostics Inc; and Specialty Laboratories Inc.



                                    AUDITORS

     The firm of Moore Stephens, P.C., certified public accountants, has been selected by the Board of Directors to audit the accounts of the Company and its subsidiaries for the fiscal year ending October 31, 2004. Moore Stephens, P.C. and its predecessor firm have served as the Company's auditors since 1988. Representatives of such firm are not expected to be present at the July 15, 2004 Annual Meeting of Stockholders.

AUDIT FEES

     Moore Stephens, P.C. billed the Company $127,485 for professional services rendered in connection with the audit of the Company's annual financial statements for the fiscal year ended October 31, 2003 and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for such fiscal year compared with $118,560 in billings for such services for the fiscal year ended October 31, 2002. In addition, Moore Stephens, P.C. billed the Company $9,360 in fiscal 2003 for its audit of the Company's 401(k) Plan for calendar year 2002 as compared to $8,650 in such fees in fiscal 2002 with respect to calendar year 2001.

AUDIT-RELATED FEES

     Moore Stephens, P.C. did not bill the Company for audit-related fees in fiscal 2003 or in fiscal 2002.

TAX FEES

     Moore Stephens, P.C. also billed the Company $29,085 for tax services for fiscal year 2003, compared with $22,085 in billings for such services for the fiscal year ended October 31, 2002.

ALL OTHER FEES

     There were no other fees billed by Moore Stephens, P.C. to the Company in fiscal 2003 or in fiscal 2002.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee pre-approved each material non-audit engagement or service performed by the Company's independent auditor. Prior to pre-approving any such non-audit engagement or service, it is the Committee's practice to first gather information regarding the requested engagement or service in order to enable the Committee to assess the impact of the engagement or service on the auditor's independence. The Audit Committee approved all material non-audit engagements for services provided by the Company's independent auditor in fiscal 2003.

     The Audit Committee has considered whether the provision of tax return preparation and other professional services to the Company by Moore Stephens, P.C. is compatible with such firm maintaining its independence and has concluded that such firm is independent with respect to the Company in its role as the Company's principal accountant and auditor.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2004 Annual Meeting of Stockholders (expected to be held during the first half of calendar year 2005), must submit such proposals so as to be received by the Company at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 on or before March 1, 2005.

                                  OTHER MATTERS

     Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

     According to SEC rules, the information presented in this Proxy Statement under the captions "Compensation Committee Report on Compensation," "Audit Committee Report" and "Stock Price Performance" will not be deemed to be "soliciting material" or deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the Company under such Acts shall be interpreted as incorporating by reference the information presented under said specified captions.

                                         By Order of the Board of Directors

                                                  Marc D. Grodman
                                                     PRESIDENT

Elmwood Park, New Jersey
June 4, 2004

                       ANNUAL MEETING OF STOCKHOLDERS OF

                        BIO-REFERENCE LABORATORIES, INC.

                                 JULY 15, 2004

                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.

     Please detach along perforated line and mail in the envelope provided.


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    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
                             AND "FOR" PROPOSAL 2.
        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X}
--------------------------------------------------------------------------------



1. To elect two Class I directors, each to serve for a term of three years and until his successor is elected and qualified (Proposal One).

                                  NOMINEES:
[ ]  FOR ALL NOMINEES             o  Marc D. Goodman
                                  o  Howard Dubinett

[ ]  WITHHOLD AUTHORITY
     FOR ALL NOMINEES

[ ]  FOR ALL EXCEPT
     (See instructions below)


INSTRUCTION:  To withhold authority to vote for any individual nominee(s),  mark
              "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: o
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and [ ] indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
--------------------------------------------------------------------------------

                                                           FOR  AGAINST  ABSTAIN
2.  In their discretion,  on all other matters as shall    [ ]    [ ]      [ ]
    properly come before the meeting

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE FOREGOING. UNLESS OTHERWISE SPECIFIED AS ABOVE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS (PROPOSAL ONE). IN ADDITION, DISCRETIONARY AUTHORITY IS CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING UNLESS SUCH AUTHORITY IS SPECIFICALLY WITHHELD. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.

PLEASE MARK, SIGN, AND RETURN YOUR PROXY PROMPTLY. No postage is required if returned in the enclosed envelope and mailed in the United States. Receipt of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement of the Board of Directors and the Company's Annual Report for the year ended October 31, 2003 is acknowledged.

PLEASE SIGN AND RETURN THIS PROXY PROMPTLY

No Postage is Required if returned in the Enclosed Envelope and Mailed in the United States.

Signature of Stockholder _________________________________  Date: ______________

Signature of Stockholder _________________________________  Date: ______________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                        BIO-REFERENCE LABORATORIES, INC.

         REVOCABLE PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS - JULY 15, 2004

     The undersigned, a Stockholder of BIO-REFERENCE LABORATORIES, INC. (the "Company") hereby appoints Marc D. Grodman and Sam Singer or either of them, as proxy or proxies of the undersigned, with full power of substitution, to vote, in the name, place and stead of the undersigned, with all of the powers which the undersigned would possess if personally present, on behalf of the undersigned, all the shares which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of BIO-REFERENCE LABORATORIES, INC. to be held at 9:00 A.M. (local time) on Thursday, July 15, 2004 at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001 and at any and all adjournments thereof. The undersigned directs that this proxy be voted as follows:

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)